Exhibit 99.1

Sotera Health Reports First-Quarter 2025 Results
•Q1 2025 net revenues increased 2.6% to $255 million, compared to Q1 2024, or 4.4% on a constant currency basis
•Q1 2025 net loss of $13 million or $0.05 per diluted share, compared to net income of $6 million or $0.02 per diluted share in Q1 2024
•Q1 2025 Adjusted EBITDA(1) increased 8.8% to $122 million, compared to Q1 2024, or 11.2% on a constant currency basis
•Q1 2025 Adjusted EPS(1) of $0.14, an increase of $0.01 per diluted share, compared to Adjusted EPS of $0.13 in Q1 2024
•Company reaffirms full-year 2025 outlook of 4.0% - 6.0% net revenues growth and 4.5% - 6.5% Adjusted EBITDA growth, both on a constant currency basis
CLEVELAND, OH, May 1, 2025 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three months ended March 31, 2025.
First-quarter 2025 net revenues increased 2.6% to $255 million, compared to $248 million in the first-quarter 2024. Net revenues increased 4.4% on a constant currency basis. Net loss was $13 million, or $0.05 per diluted share, which includes a pending and previously disclosed settlement of approximately $31 million related to ethylene oxide (“EO”) claims against Sterigenics, compared to net income of $6 million, or $0.02 per diluted share for the first-quarter 2024. Adjusted EBITDA for the first-quarter 2025 increased by 8.8% to $122 million compared to the first-quarter 2024, or 11.2% on a constant currency basis. First-quarter 2025 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) of $0.14, an increase of $0.01 compared to the first-quarter 2024.
“We are pleased to report a solid start to the year with mid-single digit revenue growth and strong double digit Adjusted EBITDA growth, on a constant currency basis,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “We have consistently demonstrated the ability to sustain growth and navigate challenges through varying market conditions. Today we are reaffirming our 2025 outlook as our team remains steadfast in our mission of Safeguarding Global Health."
First-Quarter Review by Business Segment
Sterigenics
For first-quarter 2025, net revenues were $170 million, an increase of 1.9% compared to the first-quarter 2024, or 3.9% on a constant currency basis. Segment income was $88 million, an increase of 2.5% compared to the first-quarter 2024.
Net revenue growth for first-quarter 2025 was driven by favorable pricing, partially offset by an unfavorable impact from changes in foreign currency exchange rates.
(1)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Segment income and segment income margin growth for the quarter was driven by favorable pricing, partially offset by inflation and changes in foreign currency exchange rates.
Nordion
For first-quarter 2025, net revenues were $33 million, an increase of 35.6% compared to the first-quarter 2024, or 40.6% on a constant currency basis. Segment income increased 61.5% to $17 million compared to the first-quarter 2024.
Net revenue growth for the first-quarter 2025 was driven mainly by volume and mix, which was largely attributable to the timing of reactor harvest schedules, partially offset by changes in foreign currency rates.
Segment income and segment income margin growth for the first-quarter 2025 were primarily driven by higher volume and mix.
Nelson Labs
For first-quarter 2025, net revenues were $52 million, a decrease of 9.3% compared to the first-quarter 2024, or 8.6% on a constant currency basis. Segment income increased 7.0% to $16 million compared to the first-quarter 2024.
Favorable pricing and improvement in core lab testing services was offset by a decline in expert advisory service revenue and changes in foreign currency exchange rates.
Segment income and segment income margin growth for the first-quarter 2025 was primarily driven by favorable pricing as well as volume and mix improvements in core lab testing services coupled with lab optimization, partially offset by lower volume and mix in expert advisory services.
Balance Sheet and Liquidity
As of March 31, 2025, Sotera Health had $2.3 billion in total debt, and $304 million in cash and cash equivalents, compared to $2.3 billion in total debt and $277 million in cash and cash equivalents as of December 31, 2024. As of March 31, 2025, the Company had no balance outstanding on its revolving credit facility. The Company’s material debt balances currently outstanding do not mature until 2031. Sotera Health’s Net Leverage Ratio(1) as of March 31, 2025 improved to 3.6x from 3.7x as of December 31, 2024.
On April 30, 2025 the Company closed on an amendment to its revolving credit facility that increased the facility’s size by $176 million to a total of $600 million, and extended its maturity date to April 2030.

Reaffirming 2025 Outlook
The 2025 outlook below, first provided on February 27, 2025, remains unchanged except for updates to our foreign currency assumptions:
•Net revenues growth in the range of 4.0% to 6.0%, on a constant currency basis,
◦Foreign currency headwind to net revenues of approximately 1.25% based on average March 2025 exchange rates, updated from the previous outlook of 2.25%,
•Adjusted EBITDA growth in the range of 4.5% to 6.5%, on a constant currency basis,
◦Foreign currency headwind to Adjusted EBITDA of approximately 1.50% based on average March 2025 exchange rates, updated from the previous outlook of 2.50%,
•Interest Expense in the range of $155 million to $165 million,
(1)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

•Tax rate applicable to Adjusted Net Income(1) in the range of 33.0% to 35.0%,
•Adjusted EPS in the range of $0.70 to $0.76,
•A weighted-average fully diluted share count in the range of 286 million to 287 million shares,
•Capital expenditures in the range of $190 million to $210 million.
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Tax Rate Applicable to Adjusted Net Income, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60 (“Co-60”), the impact of inflationary trends including their impact on energy prices and the supply of labor, and the expectation that exchange rates as of March 31, 2025 remain constant for the remainder of 2025. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s financial results and operating highlights at 9:00 a.m. Eastern Daylight Time today. To participate in the live call, please dial 1-844-481-2916 (toll-free in the United States), or 1-412-317-0709 if dialing-in from other locations. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be available on the Company’s website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Upcoming Investor Events
•Sotera Health 2025 Annual Meeting of Stockholders at 9:00 a.m. Eastern Daylight Time, May 21, 2025
•Jefferies Global Healthcare Conference at 7:35 a.m. Eastern Daylight Time, June 4, 2025
•Goldman Sachs 4th annual Global Healthcare Conference at 10:00 a.m. Eastern Daylight Time, June 10, 2025
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that additional claims will be made in the future relating to these or other facilities; our ability to satisfy the conditions for settlement of the EO claims related to our former facility in Willowbrook, Illinois; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACT
Jason Peterson
Vice President Investor Relations & Treasurer
IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer
kgibbs@soterahealth.com

Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Service	$223,940	$226,481
Product	30,583	21,695
Total net revenues	254,523	248,176
Cost of revenues:
Service	107,629	110,852
Product	11,462	10,209
Total cost of revenues	119,091	121,061
Gross profit	135,432	127,115
Selling, general and administrative expenses	63,061	58,209
Amortization of intangible assets	15,327	15,732
Illinois EO litigation settlement	30,943	—
Interest expense, net	40,876	41,771
Foreign exchange loss (gain)	289	(572)
Other (income) expense, net	(241)	961
(Loss) income before income taxes	(14,823)	11,014
(Benefit) Provision for income taxes	(1,563)	4,691
Net (loss) income	(13,260)	6,323

(Loss) Earnings per share:
Basic	$(0.05)	$0.02
Diluted	(0.05)	0.02
Weighted average number of shares outstanding:
Basic	283,558	281,913
Diluted	283,558	284,062

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Segment revenues:
Sterigenics	$169,684	$166,497
Nordion	32,557	24,007
Nelson Labs	52,282	57,672
Total net revenues	$254,523	$248,176
Segment income:
Sterigenics	$88,004	$85,818
Nordion	17,422	10,785
Nelson Labs	16,413	15,341
Total segment income	121,839	111,944
Less adjustments:
Interest expense, net	40,876	41,771
Depreciation and amortization(a)	40,734	40,430
Share-based compensation(b)	7,269	8,657
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	1,891	1,230
Business optimization expenses(d)	2,047	54
Refinancing and secondary offering costs(e)	—	1,807
Professional services relating to EO sterilization facilities(f)	12,328	6,339
Illinois EO litigation settlement(g)	30,943	—
Accretion of asset retirement obligations(h)	574	642
Consolidated (loss) income before income taxes	$(14,823)	$11,014
(a)Includes depreciation of Co-60 held at gamma irradiation sites. The three months ended March 31, 2025 excludes accelerated depreciation associated with business optimization activities.
(b)Represents share-based compensation expense to employees and Non-Employee Directors.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents certain costs related to divestitures, acquisitions and the integration of recent acquisitions, as well as professional fees and other costs associated with business optimization, cost saving and other process enhancement projects.
(e)The three months ended March 31, 2024 includes $1.1 million of expenses incurred in connection with the secondary offering of our common stock that closed on March 4, 2024 and write-off of unamortized debt issuance costs in connection with Amendment No. 3 to the Revolving Credit Facility.
(f)Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)Represents the cost to settle 97 pending and threatened EO claims against Sterigenics U.S., LLC in Illinois pursuant to the Term Sheet entered into on April 3, 2025.
(h)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$306,081	$278,865
Accounts receivable, net	128,066	140,327
Inventories, net	61,045	49,158
Other current assets	59,798	57,687
Total current assets	554,990	526,037
Property, plant, and equipment, net	1,046,449	1,036,892
Operating lease assets	27,072	27,551
Other intangible assets, net	300,300	317,653
Goodwill	1,084,382	1,081,073
Other assets	84,335	82,442
Total assets	$3,097,528	$3,071,648
Liabilities and equity
Total current liabilities	$225,991	$191,002
Long-term debt, less current portion	2,205,355	2,208,100
Other noncurrent liabilities	198,402	198,135
Deferred income taxes	53,689	69,500
Total liabilities	2,683,437	2,666,737
Total equity	414,091	404,911
Total liabilities and equity	$3,097,528	$3,071,648

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net (loss) income	$(13,260)	$6,323
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash items	39,310	44,603
Changes in operating assets and liabilities	29,471	(41,227)
Net cash provided by operating activities	55,521	9,699
Investing activities:
Purchases of property, plant and equipment	(19,918)	(34,890)
Other investing activities	37	37
Net cash used in investing activities	(19,881)	(34,853)
Financing activities:
Payment on long-term borrowings	(3,773)	(1,250)
Payments of debt issuance costs	(10)	(1,291)
Buyout of leased facilities	—	(6,736)
Shares withheld for employee taxes on equity awards	(3,600)	(2,153)
Other financing activities	(704)	(511)
Net cash used in financing activities	(8,087)	(11,941)
Effect of exchange rate changes on cash and cash equivalents	(337)	(1,739)
Net increase (decrease) in cash and cash equivalents, including restricted cash	27,216	(38,834)
Cash and cash equivalents, including restricted cash, at beginning of period	278,865	301,654
Cash and cash equivalents, including restricted cash, at end of period	$306,081	$262,820

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$47,416	$69,735
Cash paid during the period for income taxes, net of tax refunds received	12,215	9,837
Purchases of property, plant and equipment included in accounts payable	13,042	15,454

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(13,260)	$6,323
Amortization of intangible assets	18,674	20,124
Share-based compensation(a)	7,269	8,657
Loss on foreign currency and derivatives not designated as hedging instruments, net(b)	1,891	1,230
Business optimization expenses(c)	2,047	54
Refinancing and secondary offering costs(d)	—	1,807
Professional services relating to EO sterilization facilities(e)	12,328	6,339
Illinois EO litigation settlement(f)	30,943	—
Accretion of asset retirement obligations(g)	574	642
Income tax benefit associated with pre-tax adjustments(h)	(21,422)	(9,546)
Adjusted Net Income	39,044	35,630
Interest expense, net	40,876	41,771
Depreciation(i)	22,060	20,306
Income tax provision applicable to Adjusted Net Income(j)	19,859	14,237
Adjusted EBITDA(k)	$121,839	$111,944

Net Revenues	$254,523	$248,176
Adjusted EBITDA Margin	47.9%	45.1%
Weighted average number of shares outstanding
Basic	283,558	281,913
Diluted(l)	285,714	284,062
(Loss) earnings per share
Basic	$(0.05)	$0.02
Diluted	(0.05)	0.02
Adjusted earnings per share
Basic	$0.14	$0.13
Diluted	0.14	0.13
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(c)Represents certain costs related to divestitures, acquisitions and the integration of recent acquisitions, as well as professional fees and other costs associated with business optimization, cost saving and other process enhancement projects.
(d)The three months ended March 31, 2024 includes $1.1 million of expenses incurred in connection with the secondary offering of our common stock that closed on March 4, 2024 and write-off of unamortized debt issuance costs in connection with Amendment No. 3 to the Revolving Credit Facility.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents the cost to settle 97 pending and threatened EO claims against Sterigenics U.S., LLC in Illinois pursuant to the Term Sheet entered into on April 3, 2025.
(g)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)Includes depreciation of Co-60 held at gamma irradiation sites. The three months ended March 31, 2025 excludes accelerated depreciation associated with business optimization activities.
(j)Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (h).
(k)$24.2 million and $23.8 million of the adjustments for the three months ended March 31, 2025 and 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.
(l)For the three months ended March 31, 2025, the diluted weighted average shares outstanding presented in this table reflects the amount that would be reported under U.S. GAAP if the Company were to have net income in the three months ended March 31, 2025.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	As of March 31,	As of December 31,
	2025	2024
Current portion of long-term debt	$14,811	$14,803
Long-term debt	$2,205,355	$2,208,100
Current portion of finance leases	3,039	2,923
Finance leases less current portion	94,216	95,286
Total Debt	$2,317,421	$2,321,112

Less: cash and cash equivalents	(304,390)	(277,242)
Net Debt	$2,013,031	$2,043,870

Adjusted EBITDA(a)	$558,469	$548,574
Net Leverage	3.6x	3.7x
(a)Represents adjusted EBITDA for the twelve months ended March 31, 2025 and December 31, 2024, respectively. Refer to the reconciliation of net (loss) income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve months ended
	March 31, 2025	December 31, 2024
Net income	$24,815	$44,398
Amortization of intangible assets	77,927	79,377
Share-based compensation(a)	35,508	36,896
Loss on refinancing of debt(b)	23,478	24,168
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	3,109	2,448
Business optimization expenses(d)	9,497	7,504
Professional services relating to EO sterilization facilities(e)	38,683	32,694
Illinois EO litigation settlement(f)	30,943	—
Secondary offering and other shareholder activities(g)	747	1,864
Accretion of asset retirement obligations(h)	2,570	2,638
Income tax benefit associated with pre-tax adjustments(i)	(45,363)	(33,487)
Adjusted Net Income	201,914	198,500
Interest expense, net	163,796	164,691
Depreciation(j)	84,174	82,420
Income tax provision applicable to Adjusted Net Income(k)	108,585	102,963
Adjusted EBITDA(l)	$558,469	$548,574

Net Revenues	$1,106,788	$1,100,441
Adjusted EBITDA Margin	50.5%	49.9%
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The year ended December 31, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents certain costs related to divestitures, acquisitions and the integration of recent acquisitions, as well as professional fees and other costs associated with business optimization, cost saving and other process enhancement projects.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents the cost to settle 97 pending and threatened EO claims against Sterigenics U.S., LLC in Illinois pursuant to the Term Sheet entered into on April 3, 2025.
(g)Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024 and legal, consulting, and other fees associated with shareholder engagement.
(h)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(i)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(j)Includes depreciation of Co-60 held at gamma irradiation sites. The twelve months ended March 31, 2025 and December 31, 2024 excludes accelerated depreciation associated with business optimization activities.
(k)Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (i).
(l)$97.5 million and $97.1 million of the adjustments for the twelve months ended March 31, 2025 and December 31, 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.